UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2011

SENSATA TECHNOLOGIES HOLDING N.V.

(Exact name of Registrant as specified in its charter)

The Netherlands	001-34652	98-0641254
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Kolthofsingel 8, 7602 EM Almelo

The Netherlands

(Address of Principal executive offices, including Zip Code)

31-546-879-555

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 8.01 Other Events

SIGNATURES

ITEM 8.01.	OTHER EVENTS

1. As most recently referenced in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011, our subsidiary, Sensata Technologies, Inc., has been involved in litigation, styled Whirlpool Corporation et al. v. Sensata Technologies Inc. et al., Docket No. 2009 L-001022, Cook County Circuit Court, Illinois. On October 25, 2011, the parties to the litigation entered into a settlement agreement to resolve the lawsuit. As it concerns us, the lawsuit was settled for an amount consistent with our existing reserve as of September 30, 2011 and will therefore not have an effect on our results of operations for the three and twelve months ended December 31, 2011. While the agreement between the parties provides for sharing of certain possible future liabilities, if any, we do not believe that such losses are probable at this time.

2. As most recently referenced in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011, Texas Instruments has agreed to indemnify us for certain costs we may incur pursuant to the 2006 Asset and Share Purchase Agreement (“ASPA”). Pursuant to the ASPA, to the extent that the aggregate amount of costs and/or damages we incur exceeds $30.0 million, Texas Instruments will reimburse us for amounts incurred in excess of that threshold. On October 25, 2011, we reached an agreement with Texas Instruments concerning claims we have made that we believed apply towards the $30.0 million threshold. Texas Instruments has agreed that the threshold has been met and any future costs that we may incur, if indemnifiable, under the ASPA, will be reimbursed by Texas Instruments until the aggregate costs, including those incurred by both companies, exceed $300.0 million. We do not believe that costs will exceed $300.0 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENSATA TECHNOLOGIES HOLDING N.V.

Date: October 26, 2011	/s/ Robert Hureau
Name: Robert Hureau Title: Chief Financial Officer